EXHIBIT 10.1

AGENCY AGREEMENT

This Agency Agreement made as of this 13th day of August, 2008 by and between DAMASCUS CENTER, LLC (hereinafter referred to as the “Owner”) and HEKEMIAN DEVELOPMENT RESOURCES, LLC (hereinafter the “Agent”) both having an address at 505 Main Street, Hackensack, New Jersey 07601;

WHEREAS, The Owner is the owner of Damascus Center, a shopping center located in Damascus, Maryland (the “Center”); and

WHEREAS, the Owner is about to or has commenced the redevelopment of the Center in accordance with the Approved Plans, which upon completion will consist of approximately 140,000 square feet of retail area; and

WHEREAS, Owner wishes to retain the Agent to advise it in all phases of the development of the “Improvements” (as defined below) and to act on behalf of the Owner, as Owner shall so direct, in connection with the Architect, Engineer, and Contractors hereinafter defined; and

WHEREAS, Agent is willing to undertake such responsibilities as are hereinafter set forth in accordance with the terms and conditions contained in this Agreement; and

NOW THEREFORE, for One ($1.00) Dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to the terms contained herein the Owner and Agent agree as follows:

1.	DEFINITIONS:

(a)         Approved Plans: The plans and specifications prepared by the Design Team as same may be modified from time to time with the prior approval of the Owner with respect to material changes to the site plan and to gross leasable area of any building.

(b)         Architect: Mushinsky Voelzke Associates.

(c)         Architect’s Agreement: The Proposal dated _________________, addressed to [Hekemian & Co., Inc. on behalf of] Owner and attached hereto as Exhibit A.

(d)         Buildings:  The buildings identified on the Approved Plans.

(e)         Engineer: Site Solutions, Inc.

(f)          Engineer’s Agreement: The letter proposal from Engineer addressed to Hekemian & Co., Inc. on behalf of Owner referencing Contract #1289 and attached hereto as Exhibit B.

(g)         Contractor: A Contractor is defined to include all site Contractors, building contractors, subcontractors and suppliers retained by the Owner in connection with the Project.

(h)         Design Team: The Architect and Engineer(s).

(i)            Development Costs: Development Costs are defined to mean the aggregate amount expended by Owner for the Project, but excluding therefrom, acquisition costs for the Center and improvements located thereon prior to the commencement of the Project, but including all “Soft Costs” expended in connection with the Project, but in no case shall the Development Costs exceed Seventeen Million Three Hundred Twenty Three Hundred Twenty Eight Thousand and 00/100 Dollars ($17,328,000.00), unless the Owner has approved a change, in the scope of the Project, in which case Development Costs shall be deemed increased or decreased to the extent of the resulting change in Project costs.  The term “Development Costs” shall be utilized for the determination of Agent’s Fee and not the ultimate cost of the Project.

(j)           Improvements: All site work and Buildings as depicted on the Approved Plans.

(k)           Lender: Bank of America or other lender as designated by Owner, in its sole discretion.

(l)           Owner’s Representative: Donald Barney.  If Donald Barney is not available, the Owner’s Representative shall be Ronald Artinian or any other party that Owner designates as the Owner’s Representative.

(m)          Project: Project is defined as all approvals and redevelopment of the Center including the construction of all Improvements, in accordance with the Approved Plans and the Site Plan.

(n)           Project Personnel: Project Personnel shall be deemed to be all architectural and engineering firms (in addition to the Architect and Engineer), surveyors, traffic consultants, environmental consultants, security personnel, marketing and public relations specialists and lobbyists and any other personnel as are determined by the Agent to be reasonably necessary for the timely completion of the Project, so long as retaining such personnel is consistent with this Agreement and any other written agreement approved by the Owner.

(o)           Soft Costs: Soft Costs are all fees and expenses paid for architectural, engineering and other professional fees, but excluding any fees paid to accountants and attorneys.

(p)           Site Plan:  The plan prepared by Site Solutions, Inc. approved by the Montgomery County Planning Department as the same may be modified from time to time with the prior approval of the Owner with respect to material changes to the building layout.

2.           PROJECT SCOPE: The Agent on behalf of Owner shall undertake the following (the “Project Scope”) in accordance with this Agreement and Owner’s instructions based on the Approved Plans:

(A)           Research development options through studying various conceptual plans, existing zoning and comprehensive zoning. The parties hereto acknowledge that Agent has already completed this task.

(B)           Recommend to the Owner a Project plan (the “Project Plan”), a copy of which is attached hereto as Exhibit C, that increases the use of the property and enhances its value. The parties hereto acknowledge that Agent has already completed this task.

(C)           Obtaining of all approvals for the Project.

(D)           Phased demolition of the Project, in accordance with the Project Plan.

(E)           Three Phased construction of the Improvements, in accordance with the Project Plan, the Approved Plans and the Site Plan.

(F)           Oversight of existing and new lease negotiations with tenants and any brokers.

(G)           Coordination of existing tenant relocations within the Center.

(H)           Review all bidding of contracts for the Improvements and recommendations to the Owner for the hiring of Contractors.

(I)           Negotiation of all requisite contracts for the Improvements subject to the approval of Owner and Owner’s legal counsel, for all contracts which exceed the dollar amount set forth in Section 3A(15).

(J)           Liaison between Contractor(s) and Design Team

(1)           Review progress and scheduling
(2)           Review change orders subject to approval of the Owner and Design Team
(3)           Coordinate requests for information with the Design Team
(4)           Coordinate requests for clarifications with the Design Team
(5)           Oversee approvals of submittals and Shop drawings with the Design Team
(6)           Oversee construction scheduling as Owner’s representative
(7)           Oversee Project closeout with the Design Team

(K)           Coordination with Owner’s Lender:

(1)           Process draw requests to Lender pursuant to a written draw request, provided that the Architect has previously approved such draw.

(L)           Exclusions:  The following are excluded from Agent’s scope of services:

(1)           Means and Methods of Construction.

(2)           Defects or deficiencies in the work of the Contractors or delays in any of the work performed.

(3)           Errors and/or omissions of the Design Team.

(4)           Cost overruns.

(5)           Oversight of various trades subcontractors.

(7)	Arbitration or litigation preparation and arbitration or court appearances on behalf of Owner.

(8)	Brokerage Services

3.           SCOPE OF SERVICES:

A.           So long as Agent’s actions are consistent with this Agreement and any other written agreement that the Owner has formally approved, the Agent shall, on behalf of Owner and at Owner’s expense:

(1)           Engage the Design Team, a general contractor, consultants, and such other personnel as Agent deems commercially reasonable and necessary in order to complete the Project;

(2)           Recommend to Owner the hiring of Project Personnel as the Agent deems appropriate for the Project;

(3)           Undertake the necessary actions to implement the Project Scope;

(4)           Use commercially reasonable efforts to assist in negotiating fair and complete agreements with Contractors and material suppliers and to obtain satisfactory performance from each of the Project Personnel, subject to Owner’s approval and the approval of Owner’s legal counsel.

(5)           Monitor construction costs and provide the Owner with reports on actual costs for the Project and estimates for the Project completion as the same are adjusted from time to time based upon changes in the Development Costs;

(6)           Administer the contracts of the Project for compliance with the terms and conditions of each contract;

(7)           At the direction of the Design Team, require additional inspections and testing of the work, and reject work which does not conform to the requirements of the Approved Plans and the Site Plan;

(8)           Solicit bids from all respective General Contractors, Contractors and material suppliers and assist the Owner in the determination of the most qualified and cost efficient Contractors and material suppliers;

(9)           Coordinate with the Design Team to obtain final approvals for the Project and verify that interim inspections are performed in order to obtain such certificates of occupancies as may be required by applicable governmental authorities having jurisdiction over the Project and or the Center;

(10)           Maintain a copy of all plans, specifications, contracts, invoices and financial matters related to the Project and supply a copy thereof to Owner and upon the completion of the Project, Agent shall provide a complete copy of the foregoing to the Owner upon Owner’s request.

(11)           Use commercially reasonable efforts to secure lien waivers from Contractors and material suppliers.

(12)           Submit to Owner, for Owner’s prior approval, any change order whose the cost may reasonably be anticipated to exceed Fifty Thousand ($50,000) Dollars to the Owner.

(13)           When the aggregate cost of all change orders for any phase of the Project exceeds Seven (7%) Percent of the Development Costs allocated to such phase, Agent shall report all change Orders to Owner’s Representative and thereafter, provide Owner’s Representative with a monthly status report relative to the construction of the Project.

(14)           Submit to Owner, for Owner’s prior approval, any individual contract whose cost may reasonably be anticipated to exceed One Hundred Thousand ($100,000) Dollars.

4.           OWNERS RESPONSIBILITIES:  In order for Agent to undertake its duties pursuant to this Agreement, the Owner shall be responsible to perform the following, in a timely manner:

A.           Respond to all inquiries and or requests by Agent so that the progress of the Project is not hindered or delayed;

B.           Based upon the reasonable recommendations of the Agent, to purchase and provide written evidence of insurance, including, but not limited to builders all risk insurance for the Project pursuant to which the Agent is named as an additional insured;

C.           Following the approval of work by the Architect, the Design Team and the Lender where applicable of the requisition for such work, Owner shall pay all Project bills and invoices necessary to comply with contract obligations for all Contractors, Project Personnel and in accordance with Lender’s requirements, timely payment all Fees due Agent;

D.           Pay for sufficient copies of plans and specifications for the benefit of all Project Personnel;

E.           The Owner acknowledges that it has approved the Architect’s Agreement and the Engineer’s Agreement and modifications thereto as of the date hereof.

5.           AGENT FEES.  Owner shall pay Agent a fee in an amount equal to seven percent (7%) of Development Costs (the “Fee”) in the following manner:

A.           10% of the Fee, upon execution of this Agreement.

B.           40% of the Fee upon the issuance of the first building permit for the Project.

C.           50% of the Fee paid in monthly installments based upon the percentage of completion of the Project as reflected in the General Contractor’s requisition and approved by the Architect for each phase. The Owner and the Agent acknowledge that the Project consists of three (3) phases and the portion of the Fee paid to Agent pursuant to this Subsection C shall be calculated for each phase by allocating the square footage of building(s) developed in each phase as a percentage the total approved square footage in accordance with the schedule below:
	Sq. Ftg.	% of Total
Building A	21770	14.78%
Building A-I Addition	14,226	9.66%
Building B, C, D	23,796	16.16%
Safeway	57,860	39.29%
Building E	16,434	1.16%
Building F	13,174	8 95%
Total	147,260	100.00%

By way of example, if Phase I includes Building A and Building F add 14.78% and 8.95% which equals 23.75% times 50% of the Fee. This dollar amount will be the amount to be paid in the phase based on the percentage of construction completed within the phase as depicted on the Contractor’s requisition and certified by the Architect.

6.           INDEMNIFICATION:        (a)        The parties acknowledge that Agent is acting in an agency capacity on behalf of the Owner in accordance with this Agreement and in such capacity Agent shall have the right to undertake such action on behalf of the Owner, but only in strict accordance with this Agreement, subject, however, to modification of such authority by written Agreement between the Owner and the Agent. In connection with such agency, the Owner covenants and agrees that it shall indemnify, defend and hold harmless the Agent as well as the Agent’s officers, employees, agents, attorneys and members (hereinafter referred to collectively as the “Agent Indemnified Parties” and individually as an “Agent Indemnified Party”) from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims, or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them if caused by, relating to, arising out of, resulting from, or in any way connected with the Agent’s actions contemplated herein; provided, however, the Owner shall not be obligated to indemnify, defend and hold harmless an Agent Indemnified Party, if the loss, damage, expense or liability was caused by or resulted from an Agent Indemnified Party’s: (1) own gross negligence;  (2) willful misconduct; (3) a material breach of the terms of this Agreement; and (4) any act or omission which exceeds the authority granted to the Agent by the terms of this Agreement which results in monetary loss to the Owner. In case any action shall be brought against an Agent Indemnified Party based upon any of the above and in respect to which indemnity may be sought against the Owner, the Agent Indemnified Party against whom such action shall be brought, shall promptly notify the Owner in writing, and the Owner shall assume the defense thereof, including the retainer of counsel selected by the Owner and reasonably satisfactory to said Agent Indemnified Party, and the payment of all costs incurred in connection therewith.  Owner shall retain the exclusive right to negotiate and consent to any settlement.

(b)           The Agent covenants and agrees that it shall indemnify, defend and hold harmless the Owner as well as the Owner’s officers, employees, agents, attorneys and members (hereinafter referred to collectively as the “Owner Indemnified Parties” and individually as an “Owner Indemnified Party”) from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims, or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them if caused by, relating to, arising out of, resulting from, or in any way connected with the Agent’s material breach of the terms and conditions of this Agreement, its gross negligence or willful misconduct, or any act or omission which exceeds the authority granted to the Agent by the terms of this agreement which results in monetary loss to the Owner, however, the Agent shall not be obligated to indemnify, defend and hold harmless an Owner Indemnified Party’s (1) own negligence, (2) willful misconduct, (3) material breach of the terms of this Agreement, and (4) any act or omission arising out of the Owner’s obligations hereunder.  In case any action shall be brought against an Owner Indemnified Party based upon any of the above and in respect to which indemnity may he sought against the Agent, the Owner Indemnified Party against whom such action shall be brought, shall promptly notify the Agent in writing, and the Agent shall assume the defense thereof, including the retainer of counsel selected by the Agent and reasonably satisfactory to the Owner, and the payment of all costs incurred in connection therewith.  Agent shall retain the exclusive right to negotiate and consent to any settlement~~,~~ wherein Agent is paying the settlement amount.

7.           TERMINATION BY THE OWNER FOR CAUSE:  Should the Agent fail in the performance of its duties hereunder, excepting delays occasioned by strikes, floods, fires, accidents and not caused by the negligence of the Owner and other natural disasters which are beyond the control of the Agent, the Owner shall notify the Agent in writing of the Owner’s intent to declare the Agent in default under this Agreement.  Within twenty (20) days from the date Owner sends this notice to Agent, Agent shall cure the default or, if such default cannot reasonably be cured during such twenty (20) day period, Agent shall commence curing and diligently prosecute curing the default until such default is cured.  Failure by the Agent to cure or diligently prosecute curing the default within such twenty (20) day period shall constitute a material breach of this Agreement on the part of the Agent.  In such event, the Owner shall have the right to terminate this Agreement. In such case, the Owner shall pay the Agent the unpaid balance of the amount due Agent to be paid under this Agreement as of the date of termination hereof and neither party shall be further obligated to the other and there should be no obligation or Liability going forward.

8.           TERMINATION BY AGENT:  The Agent may terminate this Agreement only if the Owner shall fail to pay the fee in accordance with the terms of this Agreement, or as set forth in Section 9 below.

9.           SUSPENSION OF WORK:   Should Owner desire to suspend the project, then Owner must notify Agent in writing of its desire to suspend the Project.  If Owner suspends construction of the Project for a period of ninety (90) consecutive days, Agent may upon written notice to the Owner state that it is seeking additional compensation for expenses caused by such suspension.  Within 15 days of receipt of such notice Owner may at its option either (a) agree to accept a claim for additional compensation or (b) permit Agent to terminate the agreement without additional compensation.  For the purposes of this Agreement, the period of suspension shall commence on the date when Owner gives notice to the Agent that suspension has commenced.  In the event the Project is suspended for any reason by the Owner, then the Owner only shall be liable for any claims by Contractors and the Design Team for suspension of the Project and the Owner shall indemnify the Agent for all claims made by the foregoing pursuant to Section 6 of this Agreement.

10.           ENTIRE AGREEMENT.  This Agreement contains the final and entire agreement between the parties hereto and each shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. All understandings and agreements heretofore made between the parties are merged in this Agreement, which alone fully and completely expresses the agreement of the parties and which may not be changed, modified or terminated except by a written instrument signed by the parties or their respective counsel.

11.           CHOICE OF LAW. This Agreement shall be interpreted in accordance with the laws and enforced in the Courts of the State of New Jersey without regard to principles of conflicts of laws. Any disputes shall be litigated in the Superior Court of New Jersey, Bergen County.

12.           COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original and all of which counterparts shall constitute the same Agreement, at such time as each party shall have executed and delivered to the other at least one (1) copy of this Agreement.

13           BINDING EFFECT.  This Agreement shall be binding upon and shall inure to the benefit of Owner and Agent and their respective successors and permitted assigns.

14           NOTICES.  All notices, requests, consents and other communications hereunder shall be in writing and shall he either: (i) mailed in a United States Post Office depository by certified mail, return receipt requested, postage prepaid; or (ii) delivered by an overnight courier delivery service, with a receipt provided therefor and charges prepaid, addressed to the parties at the address set forth above and notices shall be deemed given on the date of receipt or refusal.

15           PREPARATION OF AGREEMENT.  This Agreement shall not be construed more strongly against either party regardless of who is responsible for its preparation.

In witness whereof, the parties have executed this Agreement as of the date set forth above.

OWNER		AGENT

DAMASCUS CENTER, LLC		HEKEMIAN DEVELOPMENT
By:	First Real Estate investment Trust	RESOURCES, LLC
of New Jersey, Managing Member

By:	/s/ Donald Barney	By:	/s/ Bryan Hekemian
	Donald Barney, President		Bryan Hekemian, Managing Member